Exhibit 99.1

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                            Media Contact:    Kelley J. Gipson
                                                       Executive Vice President
                                                       Director of Marketing and
                                                       Corporate Communications
                                                       (973) 422-3235

                            Investor Contact: Valerie L. Gerard
                                                       Executive Vice President
                                                       Investor Relations
                                                       (973) 422-3284

                  CIT Announces Purchase of Ten New Boeing 737s

NEW YORK, Dec. 6 /PRNewswire-FirstCall/ -- CIT Group Inc. (NYSE: CIT), a leading provider of commercial and consumer finance solutions, today announced it will purchase ten new Boeing 737-800 aircraft from Delta Air Lines upon the delivery of the aircraft by The Boeing Company to Delta. The total dollar value of the aircraft is approximately US $600 million, based on Boeing's current list prices.

The ten aircraft are currently part of Delta's existing order backlog with Boeing. Nine of the aircraft will be delivered in 2007 and one in 2008.

The sale of the aircraft was approved by U.S. Bankruptcy Court for the Southern District of New York presiding over Delta's Chapter 11 bankruptcy proceedings.

About CIT Aerospace:

CIT Aerospace, a unit of CIT Group Inc., offers leasing and finance packages including operating leases and structuring and advisory services for commercial and regional airlines in addition to providing financial solutions to manufacturers and suppliers in the Aerospace & Defense Industry. CIT Aerospace manages a fleet of over 300 commercial and regional aircraft leased and financed to over 100 airlines around the world.

About CIT:

CIT Group Inc. (NYSE: CIT), a leading commercial and consumer finance company, provides clients with financing and leasing products and advisory services. Founded in 1908, CIT has over $60 billion in assets under management and possesses the financial resources, industry expertise and product knowledge to serve the needs of clients across approximately 30 industries. CIT, a Fortune 500 company and a component of the S&P 500 Index, holds leading positions in vendor financing, factoring, equipment and transportation financing, Small Business Administration loans, and asset-based lending. With its Global Headquarters in New York City, CIT has approximately 6,000 employees in locations throughout North America, Europe, Latin and South America, and the Pacific Rim. For more information, visit www.cit.com.